Exhibit 4.1.3

STOCK PLEDGE AGREEMENT

THIS STOCK PLEDGE AGREEMENT (“Agreement”) is made as of this 21 day of July, 2009, by MGP INGREDIENTS, INC., a Kansas corporation (hereinafter referred to as a “Pledgor”), to WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”).

PRELIMINARY STATEMENTS:

(1)                                  Pledgor is the owner of the number of shares in Midwest Grain Pipeline, Inc., a Kansas corporation (“Company”), set forth on the attached Schedule 1 (the “Shares”).  Wells Fargo is contemporaneously with the execution of this Agreement and/or may in the future make loans to Pledgor pursuant to a Credit Agreement dated as of even date herewith (as the same may be amended or otherwise modified from time to time, the “Credit Agreement”) between Pledgor and Wells Fargo.  Capitalized terms used herein, unless otherwise defined herein, shall have the meanings ascribed to such terms in the Credit Agreement.

(2)                                  The extension and/or continued extension of credit, as aforesaid, by Wells Fargo is necessary and desirable to the conduct and operation of the business of Pledgor.

(3)                                  It is a condition precedent to the Credit Agreement that Pledgor shall make the pledge contemplated by this Agreement.

NOW, THEREFORE, in consideration of the premises and in order to induce Wells Fargo to enter into the Credit Agreement, Pledgor hereby covenants to Wells Fargo as follows:

SECTION 1.  Pledge.  Pledgor hereby pledges to Wells Fargo and grants to Wells Fargo a security interest in all of Pledgor’s now owned or hereinafter acquired right, title and interest in and to the following (the “Pledged Collateral”):

(a)                                  the Shares described in Schedule 1 hereto;

(b)                                 the proceeds, if and when received, of the Shares and other instruments and documents representing the Shares, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Shares;

(c)                                  the proceeds, if and when received, of all additional shares of stock of Company from time to time acquired by Pledgor in any manner, the certificates and other instruments and documents representing such additional shares, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares;

(d)                                 the proceeds, if and when received, of all shares of stock from time to time received or acquired by Pledgor in any manner resulting from the acquisition or formation by the issuer of the Shares of a subsidiary, the certificates and other instruments and documents representing such shares and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares; and

(e)                                  all other property hereafter delivered to Wells Fargo in substitution for or in addition to any of the foregoing, all certificates, certificates of deposit, notes, instruments and documents representing or evidencing such property, and all cash, securities, interest, dividends, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof.

SECTION 2.  Security for Obligations.  This Agreement secures the payment and performance of all of the “Indebtedness” under the Credit Agreement (which shall be deemed to include for all purposes, any guaranty of the Obligations executed, if at all, by Pledgor in favor of Wells Fargo) (the “Obligations”).  For the purposes of this Agreement, the term “Event of Default” is defined to mean:

A.                                   A failure by any Pledgor to observe or perform any obligation, covenant, condition, or agreement hereof to be performed by Pledgor which involves the payment of money;

B.                                     A failure by any Pledgor to observe or perform any nonmonetary obligation, covenant, condition, or agreement hereof to be performed by Pledgor;

C.                                     Any representation or warranty made by Pledgor in this Assignment is not true and correct in any material respect; or

D.                                    The occurrence of any “Event of Default” under the Credit Agreement.

SECTION 3.  Delivery of Pledged Collateral.  All share certificates or instruments representing or evidencing the Pledged Collateral shall be delivered to and held by Wells Fargo pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to Wells Fargo.  Wells Fargo shall have the right, at any time after the occurrence of an Event of Default, in its discretion, to transfer to or to register in the name of Wells Fargo or any of its nominees any or all of the Pledged Collateral.

SECTION 4.  Representations and Warranties.  Pledgor represents and warrants as follows:

(a)                                  The Shares have been duly authorized and validly issued and are fully paid and non-assessable.

(b)                                 Pledgor is and will be at all times the legal and beneficial owner of the Shares and the Pledged Collateral free and clear of any lien, security interest, option or other charge or encumbrance, except for security interests created in favor of Wells Fargo or as otherwise permitted pursuant to the terms of the Loan Documents.

(c)                                  The pledge pursuant to this Agreement of any Pledged Collateral coupled with the execution of blank stock powers and Wells Fargo’s possession of all original shares, creates or will create a valid and perfected first priority security interest in the Pledged Collateral, securing the payment of the Obligations.

(d)                                 No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required either (i) for the pledge by Pledgor of the Pledged Collateral pursuant to this Agreement or for the execution, delivery or performance of this Agreement by Pledgor or (ii) for the exercise by Wells Fargo of the rights provided for in this Agreement or the remedies in respect of the Pledged Collateral pursuant to this Agreement (except as may be required in connection with such disposition by laws affecting the foreclosure of security interests generally).

(e)                                  The certificate numbers and other information concerning the Shares are contained in Schedule 1 attached hereto and incorporated herein.

SECTION 5.  Further Assurances.  Pledgor agrees that at any time and from time to time, at the expense of Pledgor, Pledgor will promptly execute and deliver all further instruments, certificates and documents and take all further action that may be reasonably necessary or desirable or that Wells Fargo may reasonably request in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Wells Fargo to exercise and enforce its rights and remedies hereunder and under the Credit Agreement, the other Loan Documents and any guaranty executed by Pledgor in favor of Wells Fargo with respect to the Obligations.

SECTION 6.  Pledgor’s Rights; Dividends; Etc.  (a) So long as no Event of Default shall have occurred and be continuing:

(i)                                     Pledgor shall be entitled to exercise any rights pertaining to the Pledged Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement including the right to vote the Shares for any purpose allowed under Company’s Certificate of Incorporation, Bylaws or applicable law; provided, however, that Pledgor shall not exercise or refrain from exercising any such right if such action would create any lien in favor of any person in respect of the Pledged Shares except as permitted herein or restrict the ability of Wells Fargo to transfer the Pledged Collateral or any proceeds thereof.

(ii)                                  Pledgor shall be entitled to receive and retain any and all interest, dividends and distributions in respect of the Pledged Collateral; provided, however, that any and all:

(A)                              proceeds, distributions and interest paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Collateral;

(B)                                proceeds and distributions paid or payable in cash in respect of any Pledged Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in surplus; and

(C)                                cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for any Pledged Collateral,

shall be, and shall be forthwith delivered to Wells Fargo to hold as, Pledged Collateral and shall, if and when received by Pledgor, be received in trust for the benefit of Wells Fargo, be segregated from the other property or funds of Pledgor, and be forthwith delivered to Wells Fargo as Pledged Collateral in the same form as so received (with any necessary endorsement).

(b)                                 Upon the occurrence and during the continuance of an Event of Default:

(i)                                     All rights of Pledgor to receive the interest, dividends and distributions on the Pledged Collateral which Pledgor would otherwise be authorized to receive and retain pursuant to Section 6(a)(ii) shall cease, and all such rights shall thereupon become vested in Wells Fargo which shall thereupon have the sole right to receive and hold as Pledged Collateral such dividends, interest, distributions and payments.

(ii)                                  All interest, dividends, distributions and payments which are received by Pledgor contrary to the provisions of paragraph (i) of this Section 6(b) shall be received in trust for the benefit of Wells Fargo, shall be segregated from other funds of Pledgor and shall be forthwith paid over to Wells Fargo as Pledged Collateral in the same form as so received (with any necessary endorsement).

SECTION 7.  Transfers and Other Liens; Notice to Prior Secured Party.  Pledgor agrees Pledgor will not create or permit to exist any lien, security interest, or other charge or encumbrance upon or with respect to any of the Pledged Collateral, except for the security interest under this Agreement and except as otherwise permitted under the Credit Agreement.

SECTION 8.  Wells Fargo Appointed Attorney-in-Fact.  Upon the occurrence of an Event of Default, Pledgor hereby irrevocably appoints Wells Fargo Pledgor’s attorney-in-fact, with full authority in the place and stead of Pledgor and in the name of Pledgor or otherwise, from time to time in Wells Fargo’s discretion, to take any action and to execute any instrument which Wells Fargo may in its sole but reasonable discretion deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to demand, receive, endorse, hold and collect all instruments made payable to Pledgor representing any dividend or other distribution in respect of the Pledged Collateral or any part thereof and to give full discharge for the same.

SECTION 9.  Wells Fargo May Perform.  If Pledgor fails to perform any agreement contained herein, Wells Fargo may itself perform, or cause performance of, such agreement, and the reasonable expenses of Wells Fargo incurred in connection therewith shall be payable by Pledgor in accordance with Section 13.

SECTION 10.  Reasonable Care.  Wells Fargo shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if the Pledged Collateral is accorded treatment substantially equal to that which Wells Fargo accords its own property, it being understood that Wells Fargo shall have no responsibility for (a) ascertaining or taking action with respect to maturities, tenders or other matters relative to any Pledged Collateral, whether or not Wells Fargo has or is deemed to have knowledge of such matters, or (b) taking any necessary steps to preserve rights against any parties with respect to any Pledged Collateral.

SECTION 11.  Remedies.  If any Event of Default shall have occurred and be continuing:

(a)                                  Wells Fargo may exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for herein and as otherwise available to it at law or in equity, all the rights and remedies of a secured party on default under the Uniform Commercial Code in effect in the State of Minnesota at that time, and Wells Fargo may also, without notice as specified below, execute upon and apply (for itself or any designee it elects) the Pledged Collateral directly toward the payment of the Obligations, and sell the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of Wells Fargo’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as Wells Fargo may deem commercially reasonable.  Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to Pledgor of the time and place of any public sale and one publication in a local newspaper, or at least ten (10) days’ notice of the time after which any private sale is to be made, shall constitute reasonable notification.  Wells Fargo shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given.  Wells Fargo may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b)                                 Any cash held by Wells Fargo as Pledged Collateral and all cash proceeds received by Wells Fargo in respect of any sale of, collection from, or other realization upon all or any part of the Pledged Collateral may, in the discretion of Wells Fargo, be held by Wells Fargo as collateral for, and then or at any time thereafter applied (after payment of any amounts payable to Wells Fargo pursuant to Section 13) in whole or in part by Wells Fargo against, all or any part of the Obligations in such order as Wells Fargo shall elect.  Any surplus of such cash or cash proceeds held by Wells Fargo and remaining after payment in full of all the Obligations shall be paid over to Pledgor or to whomsoever may be lawfully entitled to receive such surplus.

SECTION 12.  Indemnification.  Neither Wells Fargo nor any of its directors, officers, agents or employees, shall be liable for any action taken or omitted to be taken by it hereunder or in connection therewith, except for its own gross negligence or willful misconduct.  Pledgor hereby agrees to indemnify and hold harmless Wells Fargo and any such agents of Wells Fargo from and against any and all liability incurred by Wells Fargo hereunder or in connection herewith, unless such liability shall be due to the gross negligence or willful misconduct on the part of Wells Fargo.

SECTION 13.  Expenses.  Pledgor will upon demand pay to Wells Fargo the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which Wells Fargo may incur in connection with (a) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Pledged Collateral, (b) the exercise or enforcement of any of the rights of Wells Fargo hereunder, or (c) the failure by Pledgor to perform or observe any of the provisions hereof.

SECTION 14.  Security Interest Absolute.  (a)  All rights of Wells Fargo and security interests hereunder, and all obligations of Pledgor hereunder, shall be absolute and unconditional irrespective of:

(i)                                     any lack of validity or enforceability of the Credit Agreement, Loan Documents, any guaranty executed by Pledgor in favor of Wells Fargo or any other agreement or instrument relating to any of the foregoing;

(ii)                                  any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, Loan Documents, or any guaranty executed by Pledgor in favor of Wells Fargo;

(iii) any exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Obligations; or

(iv)                              any other circumstance which might otherwise constitute a defense available to, or a discharge of, Pledgor or any guarantor or co-maker in respect of the Obligations or Pledgor in respect of this Agreement.

(b)                                 Wells Fargo may, furthermore, from time to time, whether before or after any of the Obligations shall become due and payable, without notice to Pledgor, take all or any of the following actions:  (i) retain or obtain a security interest in any property, in addition to the Pledged Collateral, to secure any of the Obligations, (ii) retain or obtain the primary or secondary liability of any party or parties with respect to any of the Obligations, (iii) extend or renew for any period (whether or not longer than the original period) or exchange any of the Obligations or release or compromise any obligation of any nature of any party with respect thereto, (iv) surrender, release or exchange all or any part of any property, in addition to the Pledged Collateral, securing any of the Obligations, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect to any such property, and (v) resort to the Pledged Collateral for payment of any of the

Obligations whether or not it shall have resorted to any other property securing the Obligations or shall have proceeded against any party primarily or secondarily liable on any of the Obligations.

SECTION 15.  Amendments; Etc.  No amendment or waiver of any provision of this Agreement nor consent to any departure by Pledgor herefrom shall in any event be effective unless the same shall be in writing and signed by Wells Fargo, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 16.  Addresses for Notices.  All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows: (i) if to Pledgor, to it c/o Company as provided in the Credit Agreement, and (ii) if to Wells Fargo as provided in the Credit Agreement.  All notices and other communications given to any party hereto in accordance with the provisions hereof shall be deemed to have been given on the date of receipt.

SECTION 17.  Continuing Security Interest.  This Agreement shall create a continuing security interest in the Pledged Collateral and shall (a) remain in full force and effect until payment in full of the Obligations and the termination of any commitment by Wells Fargo with respect thereto, (b) be binding upon Pledgor, Pledgor’s successors, transferees and assigns, and (c) inure, together with the rights and remedies of Wells Fargo hereunder, to the benefit of Wells Fargo and its successors, transferees and assigns.

SECTION 18.  Governing Law; Jurisdiction; Consent to Service of Process.

1.                                       This Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota, without regard to principles of conflicts of law.  Pledgor irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of Minnesota sitting in Hennepin County, Minnesota and of the United States District Court for the District of Minnesota, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document to which each is a party, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such state courts or, to the fullest extent permitted by applicable Law, in such Federal courts.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Nothing in this Agreement or in any other Loan Document shall affect any right that Wells Fargo may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or any of its properties in the courts of any other jurisdiction.

2.                                       Pledgor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in paragraph (1) of this section.  The parties hereto hereby irrevocably waive, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

3.                                       Pledgor irrevocably consents to service of process in the manner provided for notices in the Credit Agreement.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

SECTION 19.  WAIVER OF JURY TRIAL; OTHER WAIVER.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERETO HEREBY WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM.  THE PARTIES HERETO REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL ON SUCH MATTERS.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[Signature page follows]

IN WITNESS WHEREOF, Pledgor has executed this Agreement as of the date first written above.

MGP INGREDIENTS, INC.
a Kansas corporation

By:	/s/ Timothy W. Newkirk
Name: Timothy W. Newkirk
Its President

SCHEDULE 1

Issuer	Registered Owner	Percent Ownership	Pledged Shares
Midwest Grain Pipeline, Inc., a Kansas corporation	MGP Ingredients, Inc., a Kansas corporation	100%	5,000

STOCK POWER

FOR VALUE RECEIVED,                                            hereby sells, assigns and transfers unto                                                            (      ) Shares of the common stock of Midwest Grain Pipeline, Inc., a Kansas corporation, standing in its name on the books of said corporation represented by Certificate No.                herewith and does hereby irrevocably constitute and appoint                                                attorney to transfer the said stock on the books of the within named Company with full power of substitution in the premises.

Dated                              ,

MGP INGREDIENTS, INC.
a Kansas corporation

By:
Name: Timothy W. Newkirk
Its President

In Presence of:

Witness